EXHIBIT 4.1

EPICOR SOFTWARE CORPORATION

AMENDED AND RESTATED 1999 NONSTATUTORY STOCK OPTION PLAN

1.    Purposes of the Plan. The purposes of this Nonstatutory Stock Option Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Service Providers, and

•	to promote the success of the Company’s business.

Options granted under the Plan will be Nonstatutory Stock Options. Stock Purchase Rights may also be granted under the Plan.

2.    Definitions. As used herein, the following definitions shall apply:

        (a)    “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

        (b)    “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

        (c)    “Board” means the Board of Directors of the Company.

        (d)    “Code” means the Internal Revenue Code of 1986, as amended.

        (e)    “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

        (f)    “Common Stock” means the Common Stock of the Company.

        (g)    “Company” means Epicor Software Corporation, a Delaware corporation.

        (h)    “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

        (i)    “Director” means a member of the Board.

        (j)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(k)    “Employee” means any person, including Officers, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

        (i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

        (ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

        (iii)    In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(n)    “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement or Restricted Stock Purchase Agreement, as the case may be.

(o)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(p)    “Option” means a nonstatutory stock option granted pursuant to the Plan, that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(q)    “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(r)    “Optioned Stock” means the Common Stock subject to an Option or Stock Purchase Right.

        (s)    “Optionee” means the holder of an outstanding Option, Stock Purchase Right and/or Restricted Stock granted under the Plan.

        (t)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (u)    “Plan” means this Amended and Restated 1999 Nonstatutory Stock Option Plan.

        (v)    “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 of the Plan.

        (w)    “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and Notice of Grant.

        (x)    “Service Provider” means an Employee including an Officer, Consultant or employee Director.

        (y)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

        (z)    “Stock Purchase Right” means a right to purchase Common Stock pursuant to Section 11 of the Plan.

        (aa)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is six million (6,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.    Administration of the Plan.

        (a)    Administration. The Plan shall be administered by (i) the Board or (ii) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

        (i)    to determine the Fair Market Value of the Common Stock;

        (ii)    to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

        (iii)    to determine whether and to what extent Options and Stock Purchase Rights are granted hereunder;

        (iv)    to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

        (v)    to approve forms of agreement for use under the Plan;

        (vi)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

        (vii)    to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

        (viii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

        (ix)    to modify or amend each Option or Stock Purchase Right (subject to Section 15(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

        (x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

        (xi)    to determine the terms and restrictions applicable to Options or Stock Purchase Rights;

        (xii)    to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or vesting of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

                (xiii)    to make all other determinations deemed necessary or advisable for administering the Plan.

Notwithstanding the foregoing or any other provisions of the Plan, the Administrator shall not be allowed to adjust or amend the exercise price of any Options previously granted hereunder, whether through amendment, cancellation or replacement grants or through any other means.

        (c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

5.    Eligibility. Options and Stock Purchase Rights may be granted to Service Providers.

6.    Limitations.

        (a)    No Guarantee of Continued Service Relationship. Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

        (b)    Internal Revenue Code Section 162(m) Limitations. The following limitations shall apply to grants of Options:

                (i)    No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 1,500,000 Shares.

                (ii)    In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,500,000 Shares which shall not count against the limit set forth in subsection (i) above.

                (iii)    The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13. The foregoing limitations shall not apply to grants of Stock Purchase Rights under the Plan.

7.    Term of Plan. The Plan shall become effective upon the date of its approval by the stockholders of the Company. It shall continue in effect for ten (10) years, unless sooner terminated under Section 15 of the Plan.

8.    Term of Option. The term of each Option shall be stated in the Option Agreement.

9.    Option Exercise Price and Consideration.

(a)    Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, but shall in no event be less than 100% of Fair Market Value.

(b)    Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

(c)    Form of Consideration.    The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(i)    cash;

(ii)    check;

(iii)    promissory note;

(iv)    other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v)    consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi)    a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement (after the payment of any applicable tax withholding);

(vii)    such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(viii)    any combination of the foregoing methods of payment.

10.    Exercise of Option.

(a)    Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)    Termination of Relationship as a Service Provider.    If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Option Agreement, and only to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)    Disability of Optionee.    If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)    Death of Optionee.    If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)    Buyout Provisions.    The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

11.    Stock Purchase Rights.

(a)    Rights to Purchase.    Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b)    Repurchase Option.    Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

(c)    Other Provisions.    The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d)    Rights as a Shareholder.    Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

12.    Non-Transferability of Options and Stock Purchase Rights.    Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

13.    Adjustments Upon Changes in Capitalization or Change of Control.

        (a)    In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation or reorganization in which the Company is the surviving corporation or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%), or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Board of Directors in the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Options and Stock Purchase Rights in order to preserve, but not to increase, the benefits to persons then holding Options or Stock Purchase Rights.

        (b)    In the event that a Change of Control (as defined below) occurs, the vesting of all Options, Stock Purchase Rights and Restricted Stock shall be accelerated immediately prior thereto and Optionees holding such Options, Stock Purchase Rights and Restricted Stock shall have the right to exercise their Options or Stock Purchase Rights in respect to any or all of the Shares then subject thereto. Any Company repurchase option with respect to Restricted Stock shall immediately lapse with respect to all such Restricted Stock. To the extent possible, the Administrator shall cause written notice of the Change of Control to be given to the persons holding Options or Stock Purchase Rights not less than ten (10) days prior to the anticipated effective date of the Change of Control. In the event of a Change of Control, the Administrator may take such other action as is equitable and fair.

        (c)    For the purposes of this Agreement, the term “Change of Control” shall mean the occurrence of any of the following:

                (i)    Any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a Company subsidiary, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or a successor to the Company) representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or such successor; or

                (ii)    At least a majority of the directors of the Company constitute persons who were not at the time of their first election to the Board, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election; or

                (iii)    A merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or

                (iv)    A sale, transfer or other disposition of assets involving fifty percent (50%) or more in value of the assets of the Company; or

                (v)    The dissolution of the Company, or liquidation of more than fifty percent (50%) in value of the Company; or

                (vi)    Any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger.

14.    Date of Grant. The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

15.    Amendment and Termination of the Plan.

        (a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

        (b)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to options granted under the Plan prior to the date of such termination.

16.    Conditions Upon Issuance of Shares.

        (a)    Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        (b)    Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.    Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.